November 15, 1995



Mr. John Costello, Assistant Treasurer
Fidelity Advisor Series VII
82 Devonshire Street
Boston, MA  02109

Dear Mr. Costello:

Fidelity Advisor Series VII (the "Fund") is a Massachusetts business trust initially created as Ready Cash Fund, under the written Declaration of Trust dated March 21, 1980. The Funds name was changed by a majority vote of the Board of Trustees to Plymouth Securities Trust on October 22, 1987 and an amendment and restated Declaration of Trust was filed with the office of the Secretary of the Commonwealth on October 30, 1987. The Funds name was changed again to Fidelity Securities Trust by a majority vote of the Board of Trustees on July 18, 1991 and an amendment to the Declaration of Trust was executed on December 20, 1991 and filed with the office of the Secretary of the Commonwealth on January 8, 1992. The Funds name was changed again to Fidelity Advisor Series VII by a majority vote of the Board of Trustees on April 15, 1993 and a supplement to the Declaration of Trusts was executed on May 3, 1993 and filed with the office of the Secretary of the Commonwealth on May 5, 1993.

I have conducted such legal and factual inquiry as I have deemed necessary for the purpose of rendering this opinion.

Under Article III, Section 1, of the Declaration of Trust, the beneficial interest in the Fund shall be divided into such transferable shares of one or more separate and distinct series as the Trustees shall from time to time create and establish. The number of shares is unlimited and each share shall be without par value and shall be fully paid and nonassessable. Said section provides that the Trustees shall have full power and authority, in their sole discretion and, so far as provided in the Declaration of Trust, without obtaining any prior authorization or vote of the shareholders of the Fund to create and establish (and to change in any manner) shares into one or more series of shares, to abolish any one or more series of shares, and to take such other action with respect to the shares as the Trustees may deem desirable.

Under Article III, Section 4, the Trustees are empowered to accept investments in the Fund in cash or securities from investments in the Fund, subsequent to the initial contribution of capital, shall be credited to the shareholders account in the form of full shares of the Fund at the net asset value per share next determined after the investment is received; provided, however, that the Trustees may, in their sole discretion, (a) impose a sales charge upon investments in the Fund and, (b) issue fractional shares.

By a vote adopted on February 22, 1985, the Board of Trustees authorized the issue and sale of an unlimited number of shares of beneficial interest of this Fund in accordance with the terms included in the Registration Statement and subject to the limitations of the Declaration of Trust and any amendments thereto.

I understand from you that, pursuant to Rule 24f-2 under the Investment Company Act if 1940, the Fund has registered an indefinite number of shares under the Securities Act of 1933. I further understand that, pursuant to the provisions of Rule 24f-2, the Fund is about to file with the Securities and Exchange
Commission a notice making definite the registration of 29,206,632 shares of the Fund sold in reliance upon Rule 24f-2 during the fiscal year ended October 31, 1995 (the "Shares").

I am of the opinion that all necessary Fund action precedent to the issue of Shares has been duly taken, and that all the Shares were legally and validly issued and are fully paid and nonassessable, except as described in the Funds Statement of Additional
Information under the heading "Description of the Trusts". In rendering this opinion, I rely on the representation by the Fund that it or its agent received consideration for the Shares in accordance with the Declaration of Trust, and I express no opinion as to compliance with the Securities Act of 1933, the Investment
Company Act of 1940 or applicable state "Blue Sky" or securities laws in connection with the sale of Shares.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with a Rule 24f-2 Notice which you are about to file under the 1940 Act with said
Commission.

Very truly yours,



/s/Arthur S. Loring
Arthur S. Loring, Esq.
Vice President-Legal
Mr. John Costello
November 15, 1995